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Cano Health Files Definitive Proxy Statement and Sends Letter to Shareholders

Board and management remain laser focused on executing their action plan to drive long-term sustainable growth and value creation

Former directors’ misleading and disruptive campaign serves only their short-term agenda and undermines long-term interests of all shareholders

Urges shareholders to vote on Cano Health’s WHITE proxy card in favor of the Company’s directors and the proposed reverse stock split

MIAMI, May 22, 2023 – Cano Health, Inc. (“Cano Health” or the “Company”), a leading value-based primary care provider and population health company, today announced that it has filed its definitive proxy statement with the Securities and Exchange Commission and sent a letter to shareholders in connection with its upcoming Annual Stockholders’ Meeting (the “Annual Meeting”), which is scheduled for June 15, 2023.

The Cano Health Board of Directors unanimously recommends that shareholders vote “FOR” each of the proposals listed on the WHITE proxy card enclosed with the definitive proxy statement—including the re-election of Dr. Alan Muney and Kim M. Rivera, and an amendment to the Company’s Certificate of Incorporation to authorize the Company to consummate a reverse stock split. The proposed reverse split serves the best interests of all shareholders by, among other things, ensuring the Company maintains compliance with the minimum stock price requirement for continued listing on the New York Stock Exchange.

In the letter to shareholders issued concurrent with the definitive proxy, the Company highlighted:

•	The Board and management’s confidence in the strong foundation Cano Health has built and the action plan underway to unlock the significant intrinsic value embedded in the business;

•	The encouraging early signs that this strategy is working, including its continued revenue and member growth, clear path to sustainable profitability, and leading clinical outcomes; and

•

The Board also commented on the highly misleading and disruptive campaign launched by a group of former directors focused on serving their own short-term interests at the expense of long-term value creation for all shareholders.

The full text of the letter follows:

Dear Fellow Shareholders,

Your Board and management team are deeply committed to creating near- and long-term value for our shareholders. We are confident in the foundation we have built and our plan to strengthen the drivers of long-term value creation—enduring patient confidence, a strong balance sheet, efficient operations, and robust cash flow generation.

We have all been disappointed by our recent share price performance, and we strongly believe the intrinsic value of our business is not reflected in our current market value given the size of our patient base, revenues, and recent earnings performance of our core operations, which we believe will grow materially as our existing medical centers mature. Last year, we took rapid, decisive action in the face of evolving market circumstances—including adjusting capital allocation priorities and tightening overall spending.

Now, to fully address our valuation gap, we are focused on executing the following plan, which we expect will accelerate in the coming quarters, and create a solid launch pad for our next phase of sustainable growth:

Sharpening our focus on Medicare Advantage

We have a very clear view of how best to advance our mission for patients while delivering for our shareholders. After a thorough analysis, we determined that the best path is to prioritize our operating focus on our core Medicare Advantage medical centers. As part of achieving that goal, we are conducting a process to divest certain non-core assets. To be clear, our analysis of non-core assets that we consider to be appropriate for divestiture goes well beyond a simplistic geographic approach. Rather, we looked holistically at a number of key factors in making our determination, including earnings trajectory, return on investment, and long-term market opportunity. Overall, we believe this thoughtful methodology will improve free cash flow and enable us to re-deploy capital to support our highest performing operations. We believe that reinforcing our differentiated Medicare Advantage focused medical centers and accelerating growth from capital-light models will produce the greatest long-term value for the enterprise.

Unlocking embedded medical center profitability

Our organic growth plan is rooted in the proven trajectory of our de novo centers, whose path to profitability follows a predictable J-curve pattern. We believe there is a meaningful earnings growth opportunity from filling our medical center capacity with new membership, and supplementing that with improved patient-level economics and enhanced care management programs in key geographies. To that end, we continue to be well-positioned to double member capacity without adding a single medical center beyond our existing 2023 guidance—reflecting the quality of investments we made in prior years, our strong patient relationships, and low patient acquisition costs.

In addition, our ability to improve member engagement is extremely valuable to help reduce medical costs and unlock intrinsic margin potential, while at the same time improving clinical outcomes. Among other initiatives, we have focused on margin-enhancing opportunities, such as:

•	Broadening our Cano@Home service to further close gaps between patients’ regular primary care visits, generating an anticipated 5-10% reduction in preventable ER visits; and

•

Increasing engagement with high-risk patients, including increasing medical center outbound calls and creating a new task force dedicated to removing barriers to patients accessing care from our platform.

Streamlining operations

By virtue of our differentiated business model and areas of strength, we have a number of levers at our disposal to improve productivity and enhance our cost structure, including:

•	Consolidating medical centers where appropriate to enhance clarity and focus;

•	Prioritizing high-performing MSO contracts and affiliates, resulting in targeted trimming of underperforming contracts and certain affiliate members; and

•	Simplifying and reducing the types of payor agreements to reduce administrative costs and align incentives to Cano Health’s differentiated model of care.

Importantly, we continue to evaluate all avenues to optimize our platform to drive expanded and sustainable margins.

Strengthening cash flow

As evidenced by the actions described above, our leadership team is committed to taking decisive actions to reduce cash use and accelerate our path to positive free cash flow. During the first quarter of 2023, operating cash flow improved year-over-year, even as we invested in the growth of the 43 new medical centers we brought online in 2021 and 2022.

At the end of this year’s first quarter, we maintained total liquidity of approximately $152 million and thus we believe that we are well positioned to fund our strategic plan moving forward.

Optimizing our management team and governance

Executing this plan requires a team of experts, working efficiently together. To that end, we are strengthening our management team to assure that the right people, with the right expertise, are in the right roles. We need to improve internal collaboration among key functions, and create clear line of sight for better decision-making, accountability, and productivity.

We recently appointed Mark Kent as Chief Strategy Officer, which has already enabled us to consolidate functions and increase internal cooperation among essential areas. We will continue to streamline the organization, guided by our overarching commitment to increased efficiency and productivity.

In addition, in 2023 we separated the roles of Chairman of the Board and CEO to enable our CEO to focus his full attention on executing the plan we’ve outlined here. We believe this is the right structure at this time to ensure we are fully focused on delivering for our shareholders at both the Board and management levels.

Living our mission and values

Cano Health has always been driven by an unwavering mission to improve patient health by delivering high-quality primary care, while forging a life-long bond with our members, who are predominantly from underserved communities.

Your Board of Directors, management, and our more than 4,000 team members have a deep understanding of these communities and we have built a healthcare delivery platform uniquely positioned to serve their needs. Today, Cano Health and its affiliates care for approximately 389,000 members from our 170 medical centers across 10 U.S. states, including Puerto Rico.

We believe our differentiated model improves patient engagement, reduces hospital visits, and achieves a lower mortality rate, while lowering medical costs relative to Medicare fee-for-service benchmarks. As we continue to help our target universe of patients live longer, healthier lives, we expect our strategy will allow us to capture more share of a massive $1.7 trillion market opportunity for value-based healthcare services.

Our commitment to all shareholders

As large shareholders ourselves, we have made a personal commitment to ensure Cano Health delivers on its enormous potential. We believe an objective assessment of the underlying past performance of our company and our future prospects demonstrates the intrinsic value embedded in our business – value we believe belongs to all our shareholders.

It takes time to scale a transformative healthcare platform and realize the strong intrinsic value already established, yet we are encouraged by early signs that our strategy is working:

•	Continued Growth: Total revenues grew 70% year-over-year in 2022 and as of the first quarter of 2023 total membership of approximately 389,000 is 44% higher than this time last year.

•

Clear Path to Sustainable Profitability: We have delivered 5 consecutive quarters of positive Adjusted EBITDA. Further, SG&A expense as a percentage of revenue was 260 bps lower year-over-year in the first quarter of 2023, despite serving significantly more patients.

•

Leading Clinical Outcomes: Our members are less likely to be admitted to the hospital, compared to patients in fee-for-service models, and our admissions per thousand members were approximately 7% lower in 2022 compared to 2021.

Unfortunately, three former directors with a stated short-term agenda have launched a highly misleading and disruptive campaign, attacking our Board and management. They have a significantly different approach, which would have us continue down paths which were ineffective and value-destructive in the past year.

As we move forward, these efforts will not distract us from our relentless focus on bringing our powerful mission to life—transforming healthcare delivery with better outcomes at lower costs and creating value for our patients, partners, shareholders, and the communities we serve.

In closing, we stand both clear and confident in our focused strategy and detailed operating plan, and are committed to intensely executing on that plan which we believe will bridge the gap between our intrinsic value and our share price, quarter by quarter.

Thank you for your attention, support, and investment.

Dr. Marlow Hernandez	Solomon Trujillo

Chief Executive Officer	Chairman of the Board of Directors

Your Vote Is Important

Please vote your shares today by telephone or internet.

If you have any questions or need assistance with

voting your WHITE proxy card please call:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

proxy@mackenziepartners.com

(212) 929-5500

or

TOLL-FREE (800) 322-2885

About Cano Health

Cano Health (NYSE: CANO) is a high-touch, technology-powered healthcare company delivering personalized, value-based primary care to approximately 390,000 members. With its headquarters in Miami, Florida, Cano Health is transforming healthcare by delivering primary care that measurably improves the health, wellness, and quality of life of its patients and the communities it serves. Founded in 2009, Cano Health has more than 4,000 employees, and operates primary care medical centers and supports affiliated providers in nine states and Puerto Rico. For more information, visit canohealth.com or investors.canohealth.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to future events and involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and could materially affect actual results, performance or achievements. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import, including, without limitation, (i) our plans to improve our cost structure, improve operating cash flow, and simplify and optimize our business model and our expectations that as we continue to execute on our action plan, our earnings trajectory we believe will improve and accelerate and to continue our disciplined growth trajectory throughout 2023, and remain squarely focused on near-term execution to achieve long-term sustainable growth and profitability and build long-term value; (ii) based on the historic performance of our more established medical centers, our plans to unlock substantial embedded profitability as our medical centers continue to mature; (iii) our belief that with a track record of industry-leading clinical outcomes and patient engagement, we are uniquely positioned to capture additional share of a compelling market opportunity and help patients live longer and healthier lives; (iv) our plans to accelerate our path to positive free cash flow to reduce long-term debt and leverage ratios, as part of our long-term capital management strategy; (v) our plans to pursue the divestiture of certain non-core assets to strengthen our focus on our high-performing Medicare Advantage business; (vi) our financial guidance for 2023; (vii) our plans to implement the reverse stock split. These forward-looking statements are based on information available to us at the time of this release and our current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based on many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known or unknown factors, and it is impossible for us to anticipate all factors that could affect our actual results. It is uncertain whether any of the events anticipated by our forward-looking statements will transpire or occur, or if any of them do, what impact they will have on our results of operations and financial condition. Important risks and uncertainties that could cause our actual results and financial condition to differ materially from those indicated in our forward-looking statements include, among others, changes in market or industry conditions, changes in the regulatory environment, competitive conditions, and/or consumer receptivity to our services; changes in our strategy, future operations, prospects and plans; developments and uncertainties related to the Direct Contracting Entity program; our ability to realize expected financial results, including with respect to patient membership, total revenue and earnings; our ability to predict and control our medical cost ratio; our ability to grow market share in existing markets and continue our growth; our ability to integrate our acquisitions and achieve desired synergies; our ability to maintain our relationships with health plans and other key payors; our future capital requirements and sources and uses of cash, including funds to satisfy our liquidity needs; our ability to attract and retain members of management and our Board of Directors; and/or our ability to recruit and retain qualified team members and independent physicians.

Actual results may also differ materially from such forward-looking statements for a number of other reasons, including those set forth in our filings with the SEC, including, without limitation, the risk factors identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 15, 2023, as amended by our Annual Report on Form 10-K/A, filed with the SEC on April 7, 2023 (the “2022 Form 10-K”), as well as our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or expect to file with the SEC during 2023 (which may be viewed on the SEC’s website at http://www.sec.gov or on our website at http://www.investors.canohealth.com/ir-home), as well as reasons including, without limitation, delays or difficulties in, and/or unexpected or less than anticipated results from our efforts to: (i) achieve growth, improve our cost structure, improve our operating cash flow, and simplify and optimize our business model, as well as improve and accelerate our earnings trajectory, achieve sustainable profitability, and/or accelerate our path to positive free cash flow, such as due to higher interest rates, higher than expected costs and/or greater than anticipated competitive factors; (ii) unlock substantial embedded profitability from our medical centers, such as due to lower than expected patient utilization rates and/or higher than expected operating costs; (iii) capture additional market share, such as due to higher than expected competition for our patients services; (iv) achieve free cash flow and/or reduce our long-term debt and leverage ratios, whether due to unexpected demands on our cash resources and/or lower than expected revenues; (v) evaluate and/or consummate any asset dispositions, such as due to tightness in the credit markets and/or M&A markets; (vi) achieve our financial guidance for 2023, such as due to a broad recessionary economic environment, less than anticipated utilization of our medical centers and/or access to less than anticipated sources of liquidity; and/or (vii) our delays or other developments that may result in our not consummating the reverse stock split. For a detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements, please refer to our risk factor disclosure included in our filings with the SEC, including, without limitation, our 2022 Form 10-K. Investors should evaluate all forward-looking statements made in this release in the context of these risks and uncertainties. Factors other than those listed above could also cause our results to differ materially from expected results. Forward-looking statements speak only as of the date they are made and, except as required by law, we undertake no obligation or duty to publicly update or revise any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic, industry conditions; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the issuance of this release. Additionally, the business and financial materials and any other statement or disclosure on or made available through our websites or other websites referenced herein shall not be incorporated by reference into this release.

Media Contact

Kekst CNC

Anntal Silver / Nick Capuano

anntal.silver@kekstcnc.com / nicholas.capuano@kekstcnc.com

Investor Contact

Cano Health IR

investors@canohealth.com

Important Additional Information and Where to Find It

Cano Health, Inc. has filed a definitive proxy (the “Definitive Proxy Statement”) statement containing a form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s 2023 annual meeting of shareholders (the “2023 Annual Meeting”). SHAREHOLDERS ARE URGED TO READ THE

DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the Definitive Proxy Statement, any amendments or supplements thereto and any other documents (including the proxy card) filed by the Company with the SEC in connection with the 2023 Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website https://investors.canohealth.com/ or by contacting Mackenzie Partners, Inc. by phone at (800) 322-2885 (toll free) or (212) 929-5500 (collect) or by email at proxy@mackenziepartners.com.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the 2023 Annual Meeting. Additional information regarding the identity of these potential participants, none of whom, other than Dr. Marlow Hernandez, Richard Aguilar, Angel Morales and Solomon D. Trujillo, own in excess of 1% of the Company’s shares, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Definitive Proxy Statement and other materials to be filed with the SEC in connection with the 2023 Annual Meeting. Information relating to the foregoing can also be found in the Company’s Definitive Proxy Statement, filed with the SEC on May 19, 2023. To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the Definitive Proxy Statement, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. You may obtain free copies of these documents using the sources indicated above.